UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 27, 2019

QUANTENNA COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37927	33-1127317
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1704 Automation Parkway

San Jose, California 95131

(Address of principal executive offices)

(669) 209-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On March 27, 2019, ON Semiconductor Corporation, a Delaware corporation (“ON Semiconductor”), Raptor Operations Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ON Semiconductor (“Merger Subsidiary”), and Quantenna Communications, Inc., a Delaware corporation (“Quantenna”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The acquisition consideration represents equity value of approximately $1.07 billion and enterprise value of approximately $936 million, after accounting for Quantenna’s net cash of approximately $136 million at the end of fourth quarter of 2018.

Pursuant to the terms and conditions set forth in the Merger Agreement, Merger Subsidiary will be merged with and into Quantenna (the “Merger”), with Quantenna continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of ON Semiconductor. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Quantenna’s common stock, par value $0.0001 per share (the “Shares”), outstanding immediately prior to the Effective Time (other than Shares held by (a) ON Semiconductor or its subsidiaries immediately prior to the Effective Time, (b) Quantenna as treasury stock and (c) stockholders of Quantenna who properly exercised their appraisal rights under the Delaware General Corporation Law) will automatically be canceled and converted into the right to receive $24.50 per Share in cash, without interest (the “Merger Consideration”). In addition, at or immediately prior to the Effective Time, (i) each option to purchase Shares that has an exercise price per Share that is less than the Merger Consideration will be canceled and converted into the right to receive the Merger Consideration, net of the applicable exercise price, and in the case of each unvested option, payable at the times and subject to the contingencies specified in the Merger Agreement (but in no event later than the end of the calendar year in which the Effective Time occurs), (ii) each option to purchase Shares that has an exercise price per Share that is equal to or greater than the Merger Consideration will be canceled without payment, (iii) each vested restricted stock unit award will be canceled and converted into the right to receive the Merger Consideration, and (iv) each unvested restricted stock unit award will be canceled and converted into the right to receive the Merger Consideration, payable on the same vesting schedule that applied to such award, subject to certain conditions specified in the Merger Agreement.

Completion of the Merger is subject to the satisfaction of several conditions, including: (i) adoption of the Merger Agreement by the requisite vote of Quantenna’s stockholders; (ii) the expiration or termination of any applicable waiting period relating to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable antitrust laws of certain other jurisdictions; and (iii) certain other customary conditions.

ON Semiconductor and Quantenna have made customary representations, warranties and covenants in the Merger Agreement, including covenants: (i) in the case of Quantenna, to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable following the clearance of a proxy statement in connection with the Merger by the U.S. Securities and Exchange Commission (the “SEC”) for the purpose of voting on the adoption of the Merger Agreement; (ii) to use its reasonable best efforts to effect all registrations, filings and submissions required pursuant to governmental approvals and other applicable laws; and (iii) to cooperate with each other and use reasonable best efforts to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable. Quantenna has agreed to conduct its business in the ordinary course consistent with past practice, including not taking certain specified actions, prior to the consummation of the Merger or the termination of the Merger Agreement pursuant to its terms.

In addition, Quantenna has agreed not to: (i) solicit, initiate, knowingly facilitate or encourage the submission of any inquiry, proposal or offer which constitutes or would reasonably be expected to result in any alternative proposal for the acquisition of Quantenna; (ii) enter into, continue or participate in any discussions or negotiations with third parties regarding, or furnish any non-public information to third parties in connection with any alternative proposal for the acquisition of Quantenna; (iii) approve, recommend or declare advisable, or enter into any agreement related to any alternative proposal for the acquisition of Quantenna; or (iv) change Quantenna’s recommendation that stockholders of Quantenna adopt the Merger Agreement. However, subject to the satisfaction of certain conditions, Quantenna and its board of directors, as applicable, are permitted to take certain actions which may, as more fully described in the Merger Agreement, include, prior to adoption of the Merger Agreement by the requisite vote of Quantenna’s stockholders, changing the board of directors’ recommendation following receipt of an acquisition proposal, if the board of directors of Quantenna has determined in good faith after consultation with its outside legal counsel and financial advisors that failure to do so would reasonably be expected to result in a breach of the directors’ fiduciary duties under applicable law. In addition, the board of directors of Quantenna is permitted to change its recommendation, for reasons not related to the receipt of an acquisition proposal, if an intervening event occurs and the board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to do so would reasonably be expected result in a breach of the directors’ fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for each of ON Semiconductor and Quantenna and further provides that, upon termination of the Merger Agreement, under specified circumstances, Quantenna may be required to pay ON Semiconductor a termination fee of $32.165 million.

The Merger Agreement has been adopted by the boards of directors of each of ON Semiconductor and Quantenna, and the board of directors of Quantenna has recommended that stockholders of Quantenna adopt the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Merger Agreement has been incorporated herein by reference to provide information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Quantenna, ON Semiconductor or Merger Subsidiary in any public reports filed with the SEC by Quantenna or ON Semiconductor. In particular, the assertions embodied in the representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by information in confidential disclosure schedules provided by Quantenna to ON Semiconductor in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Quantenna, ON Semiconductor and Merger Subsidiary, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts with respect to Quantenna, ON Semiconductor or Merger Subsidiary. The representations and warranties set forth in the Merger Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws. Therefore, the Merger Agreement is included with this Current Report on Form 8-K only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the parties or their respective businesses.

Item 8.01.	Other Events

On March 27, 2019, Quantenna and ON Semiconductor issued a joint press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of March 27, 2019, among Quantenna Communications, Inc., ON Semiconductor Corporation, and Raptor Operations Sub, Inc.

99.1	Joint Press Release issued March 27, 2019.

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Quantenna hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the merger of Quantenna with a wholly owned subsidiary of ON Semiconductor. Quantenna intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies for the proposed merger. The definitive proxy statement will contain important information about the proposed merger and related matters. BEFORE MAKING A VOTING DECISION, STOCKHOLDERS OF QUANTENNA ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTENNA AND THE MERGER. Stockholders will be able to obtain copies of the proxy statement and other relevant materials (when they become available) and any other documents filed by Quantenna with the SEC for no charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the proxy statement from Quantenna by contacting Quantenna’s Investor Relations Department by telephone at (669) 209-5500, by mail to Quantenna Communications, Inc., Attention: Investor Relations, 1704 Automation Parkway, San Jose, California 95131, or by going to Quantenna’s Investor Relations page on its corporate website at http://ir.quantenna.com.

Participants in Solicitation

Quantenna, its directors, and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Quantenna’s stockholders in respect of the merger. Information concerning the ownership of Quantenna’s securities by Quantenna’s directors and executive officers is included in their SEC filings on Forms 3, 4, and 5, and additional information about Quantenna’s directors and executive officers is also available in Quantenna’s proxy statement for its 2018 annual meeting of stockholders filed with the SEC on April 25, 2018, and is supplemented by other public filings made, and to be made, with the SEC by Quantenna. Other information regarding persons who may be deemed participants in the proxy solicitation, including their respective interests by security holdings or otherwise, will be set forth in the definitive proxy statement that Quantenna intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

This filing communication contains forward-looking statements that involve risks and uncertainties concerning ON Semiconductor’s proposed acquisition of Quantenna. The potential risks and uncertainties include, among others, the possibility that Quantenna may be unable to obtain the required stockholder approval or antitrust regulatory approvals or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Quantenna files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Quantenna identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of this written communication nor, in the case of any document incorporated by reference, the date of that document. Quantenna is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of March 27, 2019, among Quantenna Communications, Inc., ON Semiconductor Corporation, and Raptor Operations Sub, Inc.

99.1	Joint Press Release issued March 27, 2019.

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Quantenna hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTENNA COMMUNICATIONS, INC.

Date: March 27, 2019	By: /s/ Tom MacMitchell
Tom MacMitchell
General Counsel